Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AEROCENTURY CORP.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A.D. 2021, AT 2:02 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF DECEMBER, A.D. 2021.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

2716968 8100 SR# 20214205191	Authentication: 205087062 Date: 12-27-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

AEROCENTURY CORP.

AeroCentury Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

1. This Certificate of Amendment to the Certificate of Incorporation (“Certificate of Amendment”) amends certain provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (“Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on September 29, 2021.

2. ARTICLE IV to the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE IV.

Capital Stock

(A) Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 42,000,000 shares of capital stock, consisting of (i) 40,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in this Second Amended and Restated Certificate of Incorporation or one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Second Amended and Restated Certificate of Incorporation. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:02 PM 12/23/2021
FILED 02:02 PM 12/23/2021
SR 20214205191 - File Number 2716968

(B) Common Stock.

The voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the Common Stock, in addition to those set forth elsewhere herein, are as follows:

(1) Voting Rights. Each holder of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and to cast one vote for each outstanding share of Common Stock held by such holder on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or this Article IV, the holders of each class of Common Stock shall vote together as a single class. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) Dividends and Distributions. Subject to the prior rights of the holders of all series of Preferred Stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of the assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions.

(3) Liquidation. Subject to the prior rights of creditors of the Corporation, including without limitation, the payment of expenses relating to any liquidation, dissolution or winding up of the Corporation, and the holders of all series of Preferred Stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation. Except as expressly provided in this Second Amended and Restated Certificate of Incorporation or in one or more certificates of designation with respect to the series of Preferred Stock, a merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(C) Preferred Stock.

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide:

(1) the number of shares included in such series, and the distinctive designation of that series;

(2) the dividend rate (or method of determining such rate) on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(4) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(5) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of any series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise, shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation, each share of Common Stock of the Corporation issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be automatically and with no further action by the holder of such shares, split into five (5) shares of Common Stock of the Corporation (“Forward Stock Split”). No fractional shares of Common Stock will be issued in connection with the Forward Stock Split. Instead, all shares will be rounded up to the next whole share.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on December 30, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Yucheng Hu, its Chief Executive Officer, this 23rd day of December, 2021.

AEROCENTURY CORP.

/s/ Yucheng Hu
Yucheng Hu, Chief Executive Officer

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